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                                                                    Exhibit 99.1

Contacts:   For Media:             John Calagna
                                   (212) 578-6252

            For Investors:         Kevin Helmintoller
                                   (212) 578-5140

               CHERYL GRISE NAMED TO METLIFE'S BOARD OF DIRECTORS

NEW YORK, February 27, 2004 - MetLife, Inc. (NYSE: MET) announced today that it has named to its board of directors Cheryl W. Grise, president, Utility Group of Northeast Utilities (NU), and chief executive officer of NU's principal operating subsidiaries. Grise was also named to the board of Metropolitan Life Insurance Company, a subsidiary of MetLife, Inc. This election is effective as of February 17, 2004. With the addition of Grise, MetLife's Board has 17 members.

"Cheryl Grise has a vast range of experience, and we are pleased to have her on our board," said Robert H. Benmosche, chairman and chief executive officer. "Her legal and human resources background, combined with demonstrated leadership and experience with charitable, non-profit and for profit organizations will add to the already diverse breadth of talent on MetLife's boards."

As president and CEO, roles she assumed in 2001, Grise is responsible for the gas and electric utility businesses within the NU system. Prior to her current role, Grise was named senior vice president, secretary and general counsel in 1998, and acted as senior vice president and chief administrative officer between 1995 and 1998. In the human resources area, Grise was also named vice president in 1991 and assistant vice president in that area beginning in 1988.

Grise began her career at NU in the legal department as counsel in 1980 and assistant secretary in 1981.

Grise received a bachelor of arts degree from the University of North Carolina at Chapel Hill, and her juris doctor degree from Western State University in San Diego, California. She has also completed the Yale Executive Management Program.

She is a member of the State Bar of California, chair of the board of directors of the Hartford Chapter of the American Red Cross, vice chair of the boards of directors of MetroHartford Alliance and the Greater Hartford Arts Council, and a member of the boards of directors of the Southwestern Area Commerce and Industry Association, the University of Connecticut Foundation, Inc., The New England Council, and Dana Corporation.

She is also a member of the Advisory Council of the Urban League of Greater Hartford, Inc., serves as a Corporator of Saint Francis Hospital in Hartford, CT and is a senior fellow of the American Leadership Forum.
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MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 12 million individuals in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies have insurance operations in 10 countries serving approximately 8 million customers.

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